Exhibit 99.1

Stem Cell Clinical Trial Expert to join Scientific Advisory Board

(June 4, 2018 Phoenix, AZ – Los Angeles, CA) Creative Medical Technology Holdings Inc. (OTCQB ticker symbol CELZ) announced today that Timothy Henry MD has joined the Scientific Advisory Board.

Dr. Henry, an expert known for his innovative work in developing stem cell treatments for advanced heart disease patients, is an interventional cardiologist and the Director of Cardiology at Cedars Sinai Heart Institute in Los Angeles.

Dr. Henry has authored hundreds of studies published in peer-reviewed medical journals. He currently serves on the Advisory Committee for the AHA Mission: Lifeline Program, the AHA Acute Cardiac Care Committee of the Council on Clinical Cardiology and the Board of the Society of Chest Pain Centers. He has served as national principal investigator of multiple large, multicenter trials in acute coronary syndromes, myocardial infarction and angiogenesis including several ongoing cardiovascular stem cell trials, including RENEW, ALLSTAR and ATHENA. He is also principal investigator for one of seven NIH Clinical Cardiovascular Stem Cell Centers. As a visiting professor, Henry has lectured throughout the world on systems of care for acute myocardial infarction, refractory angina and stem cell therapy for cardiovascular disease.

“I have worked with Dr. Henry for many years in the development of advanced stem cell technology and his vast experience is a great compliment to our existing board” said Amit Patel MD MS, founder and Director of Creative Medical Technology Holdings, Inc.

“We are excited that Dr. Henry has agreed to join our Scientific Advisory Board and for the wealth of knowledge and experience he will bring in further advancing our existing technology and our continued development of cutting edge stem cell technology for the treatment of unmet patient needs for multiple indications in a responsible and ethical manner” said Timothy Warbington, Chairman and CEO of Creative Medical Technology Holdings.

https://www.cedars-sinai.org/newsroom/stem-cell-clinical-trials-expert-to-lead-cardiology-division-at-cedars-sinai-heart-institute/

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939